Exhibit 23.1






              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated February 23, 1998 (except for Note N, as to which the date is February 27, 1998, and Note H, as to which the date is April 6, 1998), accompanying the consolidated financial statements and schedule included in the Annual Report of Level 8 Systems, Inc. on Form 10-K/A (File No.:
0-26392, filed September 11, 1998) for the year ended December 31, 1997, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/  GRANT THORNTON LLP

New York, New York
September 29, 1998